Exhibit 12
                                                           ----------


                       CONSOLIDATED RAIL CORPORATION
                       -----------------------------
          COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
          ------------------------------------------------------

                              ($ In Millions)



                                                Quarters ended
                                                   March 31,
                                                --------------

                                                 1997     1996
                                                 ----     ----
    Earnings
    --------
    Pre-tax income                               $ 96     $ 47
    Add:
    Interest expense                               42       44
    Rental expense interest factor                 16       15
    Less equity in undistributed earnings
    of 20-50% owned companies                      (5)      (4)
                                                 ----     ----
    Earnings available for fixed charges          149      102
                                                 ====     ====


    Fixed charges
    -------------
    Interest expense                               42       44
    Rental expense interest factor                 16       15
                                                 ----     ----
    Fixed charges                                $ 58     $ 59
                                                 ====     ====


    Ratio of earnings to fixed charges           2.57x    1.73x



     For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.



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